PRESS RELEASE OF FSB BANCORP, INC.

   January 30, 2020

FOR IMMEDIATE RELEASE
Contact: Kevin D. Maroney, Chief Executive Officer
FSB Bancorp, Inc.
Tel (585) 381-4040

FSB BANCORP, INC.
ANNOUNCES FOURTH QUARTER AND 2019 ANNUAL RESULTS

Fairport, New York, January 30, 2020: FSB Bancorp, Inc. (the “Company”) (NASDAQ: FSBC), the holding company for Fairport Savings Bank (the “Bank”), reported a net loss of $(476,000), or $(0.26) basic and diluted loss per share, for the quarter ended December 31, 2019 compared to net income of $43,000, or $0.02 basic and diluted earnings per share, for the quarter ended December 31, 2018. The decrease in net income for the fourth quarter of 2019 compared to the fourth quarter of 2018 was primarily due to increases in professional services and other professional fees related to transaction costs associated with the definitive merger agreement between the Company and Evans Bancorp, Inc. which was signed on December 19, 2019. The Company’s net interest margin for the quarter ended December 31, 2019 decreased 21 basis points to 2.51% from 2.72% for the quarter ended December 31, 2018.  The decrease in net interest margin was due to an increase in interest expense as a percentage of interest-earning assets of 12 basis points to 1.58% for the quarter ended December 31, 2019 from 1.46% for the quarter ended December 31, 2018.  This was due to increases in the average balance and average cost of deposits as a result of higher repricing of these interest-bearing deposits, partially offset by a decrease in the average balance of FHLB borrowings.  In addition to an increase in interest expense as a percentage of interest-earning assets, the average yield on our interest-earning assets decreased nine basis points to 4.09% for the quarter ended December 31, 2019 from 4.18% for the quarter ended December 31, 2018.  The reason for the decrease in average yield on our interest-earning assets was primarily due to decreases in the average balances of our higher yielding loan and investment portfolios.

For the year ended December 31, 2019, the Company reported a net loss of $(513,000), or $(0.28) basic and diluted loss per share, compared to net income of $135,000, or $0.07 basic and diluted earnings per share, for the year ended December 31, 2018.  The Company’s net interest margin for the year ended December 31, 2019 decreased 20 basis points to 2.59% from 2.79% for the year ended December 31, 2018. The decrease in net interest margin was due to an increase in interest expense as a percentage of interest-earning assets of 28 basis points to 1.57% for the year ended December 31, 2019 from 1.29% for the year ended December 31, 2018.  This was due to an increase in the average balance of deposits in addition to increases in the average cost of deposits and FHLB borrowings as a result of higher repricing of these interest-bearing liabilities. The increase in the average cost of our interest-bearing liabilities was partially offset by an increase in the average yield on our interest-earning assets of eight basis points to 4.16% for the year ended December 31, 2019 from 4.08% for the year ended December 31, 2018.  The reason for the increase in average yield on our interest-earning assets was primarily due to upward repricing for investments and adjustable rate loans in addition to higher interest rates on new fixed-rate residential and commercial mortgage loans.

The decrease in net income of $519,000 for the fourth quarter of 2019 compared to the fourth quarter of 2018 resulted from increases in other expense of $361,000 and provision for loan losses of $45,000 in addition to decreases in net interest income of $186,000 and other income of $33,000, partially offset by a decrease in provision for income taxes of $106,000.  The increase in other expense of $361,000 was primarily due to increases in professional services of $101,000 and other professional fees of $284,000 related to transaction costs associated with the definitive merger agreement between the Company and Evans Bancorp, Inc. which was signed on December 19, 2019. Provision for loan losses increased $45,000 due to additional specific reserves required as a result of an increase in commercial loan downgrades in the fourth quarter of 2019. The decrease in net interest income of $186,000 was largely due to an increase in the average balance and average cost of our interest-bearing deposits, primarily certificates of deposit, in addition to a decrease in the average balance and average yield on our interest-earning assets, partially offset by an decrease in the average balance of our FHLB borrowings quarter over quarter.  The decrease in other income of $33,000 was primarily attributable to decreases in realized gains on sales of loans of $28,000 and fee income of $17,000.  Realized gains on sales of loans decreased due to lower volume of mortgage loan sales in the fourth quarter of 2019 compared to the fourth quarter of 2018.  Fee income from Fairport Wealth Management decreased $17,000 due to a decrease in non-deposit investment product sales in the fourth quarter of 2019 compared to the fourth quarter of 2018.  The provision for income taxes decreased due to lower income before income taxes when comparing the quarters ended December 31, 2019 and December 31, 2018.
At December 31, 2019, the Company had $323.3 million in consolidated assets, a decrease of $5.0 million, or 1.5%, from $328.3 million at December 31, 2018. Net loans receivable decreased $7.2 million, or 2.6%, to $274.5 million at December 31, 2019 from $281.7 million at December 31, 2018. The Bank originated $63.6 million of residential mortgage loans for the year ended December 31, 2019 compared to $91.4 million for the year ended December 31, 2018. As a result, the Bank only sold $41.8 million of mortgage loans in the secondary market during the year ended December 31, 2019 compared to $59.9 million during the year ended December 31, 2018 as a balance sheet management strategy to reduce interest-rate risk.  The Bank sold these loans at a gain of $931,000 which was recorded in other income for the year ended December 31, 2019 compared to $1.4 million for the year ended December 31, 2018.  At December 31, 2019, the Bank was servicing $116.5 million in residential mortgage loans sold to Freddie Mac and will realize servicing income on these loans as long as they remain outstanding. At December 31, 2019, the Bank had $2.2 million in loans held for sale, comprised of one- to four-family residential fixed rate conventional, FHA, and VA mortgage loans originated and closed by the Bank in the fourth quarter of 2019 that have been committed for sale in the secondary market, and will be delivered and sold in the first quarter of 2020. Cash and cash equivalents, consisting primarily of interest-earning deposits at the Federal Reserve Bank and FHLB, increased by $1.6 million, or 26.1%, to $7.9 million at December 31, 2019 from $6.3 million at December 31, 2018 due to an increase in deposits.  Investment in restricted stock decreased by $880,000, or 24.2%, to $2.8 million at December 31, 2019 from $3.6 million at December 31, 2018 due to decreased borrowings from the Federal Home Loan Bank of New York.  Investment securities decreased by $1.1 million, or 4.5%, to $23.3 million at December 31, 2019 from $24.4 million at December 31, 2018 due to calls, maturities, and principal repayments partially offset by new purchases of U.S. Government and agency obligations and an increase in the fair market value of available-for-sale securities. Right of use asset increased by $2.1 million at December 31, 2019 from $0 at December 31, 2018 due to the adoption of Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842) on January 1, 2019 which requires recognition of lease liabilities and right of use assets associated with lease agreements.  Total deposits increased $12.9 million, or 5.8%, to $235.6 million at December 31, 2019 from $222.6 million at December 31, 2018.  FHLB borrowings decreased $20.1 million, or 28.0%, to $51.7 million at December 31, 2019 from $71.8 million at December 31, 2018. Long-term borrowings decreased $7.3 million, or 12.6%, to $50.7 million at December 31, 2019 from $58.1 million at December 31, 2018 due to $19.3 million in principal repayments on our amortizing advances and maturities partially offset by $12.0 million in new advances.  Short-term borrowings decreased $12.8 million, or 92.7%, to $1.0 million at December 31, 2019 compared to $13.8 million at December 31, 2018.  Total stockholders’ equity increased $31,000, or 0.1%, to $31.5 million at December 31, 2019.  The increase was primarily due to a $304,000 increase in additional paid in capital as a result of stock based compensation, an increase of $66,000 resulting from the release of ESOP shares from the suspense account, and a decrease of $174,000 in accumulated other comprehensive loss due to a change in the fair market value of our available-for-sale securities during the year ended December 31, 2019, nearly offset by a $(513,000) net loss.  At December 31, 2019, the Bank was considered well capitalized, the highest standard and capital rating, as defined by the Bank’s regulators.

At December 31, 2019, the Bank had two non-performing residential mortgage loans for $55,000 and one consumer line of credit for $4,800 as compared to at December 31, 2018, the Bank had one non-performing residential mortgage loan for $55,000 and one non-performing commercial and industrial loan for $45,000. At December 31, 2019, the Bank had one impaired commercial real estate loan for $954,000 with a specific reserve of $151,000 and one commercial and industrial loan for $45,000 with a specific reserve of $10,000 as compared to no impaired loans at December 31, 2018.  At December 31, 2019, the Bank had two foreclosed real estate loans totaling $730,000 as compared to $0 at December 31, 2018. We recorded a $295,000 provision for loan losses for the year ended December 31, 2019 as compared to a $300,000 provision for loan losses for the year ended December 31, 2018.  The decrease in the provision for loan losses was primarily due to a decrease in loan origination volume in 2019 as compared to 2018, partially offset by an increase in classified loans in 2019. The allowance for loan losses was $1.6 million, or 0.59%, of loans outstanding at December 31, 2019 compared to $1.6 million, or 0.55%, of loans outstanding at December 31, 2018.

About our Company

FSB Bancorp, Inc. is the bank holding company of Fairport Savings Bank, a New York chartered savings bank headquartered in Fairport, New York. The Bank conducts business from its main office in Fairport, New York and four branches located in Penfield, New York; Irondequoit, New York; Webster, New York; and Perinton, New York. The Company also has three mortgage origination offices located in Pittsford, New York; Watertown, New York; and Cheektowaga, New York. The Company’s principal business consists of originating one- to four-family residential real estate mortgages, home equity loans and lines of credit, commercial real estate, multi-family, construction, commercial and industrial, and other consumer loans.  The Company attracts retail deposits from the general public in the areas surrounding its main office and branches, offering a wide variety of deposit products.  Through its wholly-owned subsidiary, Fairport Wealth Management, the Bank offers non-deposit investment products, consisting of annuities, insurance products and mutual funds.

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, changes in interest rate environment, changes in economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

FSB BANCORP, INC.
Selected Consolidated Balance Sheet Information
December 31, 2019 and December 31, 2018
(Dollars in thousands, except per share data)

	(Unaudited) December 31, 2019	(Audited) December 31, 2018

Assets	$323,310	$328,269
Cash and Cash Equivalents	7,933	6,291
Investment Securities	23,292	24,383
Loans Held for Sale	2,194	2,133
Net Loans Receivable	274,508	281,741
Deposits	235,560	222,615
Borrowings	51,735	71,826
Total Stockholders’ Equity	31,544	31,513
Book Value per Share[1]	$16.96	$17.07
Stockholders’ Equity to Total Assets	9.76%	9.60%

FSB BANCORP, INC.
Selected Consolidated Statement of Income Information
Three Months and Years Ended December 31, 2019 and December 31, 2018
 (Dollars and shares in thousands, except per share data)

	(Unaudited) For the Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019 (Unaudited)	2018 (Audited)

Interest and Dividend Income	$3,184	$3,292	$13,047	$12,540
Interest Expense	1,234	1,156	4,937	3,979
Net Interest Income	1,950	2,136	8,110	8,561
Provision for Loan Losses	120	75	295	300
Net Interest Income after Provision for Loan Losses	1,830	2,061	7,815	8,261
Other Income	585	618	1,937	2,717
Other Expense	2,989	2,628	10,366	10,811
Income (Loss) Before Income Taxes	(574)	51	(614)	167
Provision (Benefit) for Income Taxes	(98)	8	(101)	32
Net Income (Loss)	$(476)	$43	$(513)	$135
Basic and Diluted Earnings (Loss) per Common Share[1]	$(0.26)	$0.02	$(0.28)	$0.07
Average Basic Shares Outstanding [1]	1,862	1,856	1,859	1,851
Average Diluted Shares Outstanding[1]	1,862	1,856	1,859	1,853

1The Company’s book value and common equity ratio computations did not include shares of common stock held by the Company’s ESOP that the Company had currently not committed to release.  The balances of unallocated ESOP shares at December 31, 2019 and 2018 were 26,655 and 30,463, respectively.

The above information is preliminary and based on the Company’s data available at the time of presentation.

FSB BANCORP, INC.
Key Earnings Ratios
Three Months and Years Ended December 31, 2019 and December 31, 2018

                                                                                                                                 (Unaudited)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018

Return (Loss) on Average Assets	(0.59)%	0.01%	(0.16)%	0.04%
Return (Loss) on Average Equity	(6.03)%	0.14%	(1.64)%	0.43%
Net Interest Margin	2.51%	2.72%	2.59%	2.79%
Average Yield on Interest-Earning Assets	4.09%	4.18%	4.16%	4.08%
Interest Expense as a Percentage of Interest-Earning Assets	1.58%	1.46%	1.57%	1.29%

The above information is preliminary and based on the Company’s data available at the time of presentation.

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